EXHIBIT 99.1

News Release:	October 30, 2012
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
Third Quarter 2012 Unaudited Preliminary Financial Highlights
Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the three and nine months ended September 30, 2012, reporting $13.8 million and $49.6 million of net income, compared to $111.0 million and $70.7 million of net income for the same periods in 2011. The lower net income for the three and nine months ended September 30, 2012 primarily reflects the impact of a $73.9 million gain on sale of mortgage loans in third quarter 2011, without similar transactions in 2012. Net income for the nine months ended September 30, 2012 was favorably impacted by lower credit-related charges on private-label mortgage-backed securities (MBS) determined to be other-than-temporarily impaired and higher net interest income.
In September 2012, the Federal Housing Finance Agency (Finance Agency) reclassified the Seattle Bank to "adequately capitalized." After receiving Finance Agency approval, the Seattle Bank repurchased $24.1 million in excess capital stock in late September.
"The third quarter of 2012 represents a significant milestone for the Seattle Bank cooperative in its return to normal operations," said Seattle Bank President and CEO Michael L. Wilson. "In addition to delivering a solid financial performance, the bank was reclassified as 'adequately capitalized' and conducted its first capital stock repurchase in several years. We're very pleased that our members, who have supported their cooperative throughout the challenges of the past few years, are beginning to benefit from the actions we've taken. We continue working to improve our business, while providing ready access to liquidity and funding for our members."
Financial Highlights
The Seattle Bank reported net interest income after benefit/(provision) for credit losses of $33.4 million and $86.4 million for the three and nine months ended September 30, 2012, compared to $33.5 million and $77.9 million for the same periods in 2011. The bank recorded a benefit for credit losses of $2.4 million for the three and nine months ended September 30, 2012 and a provision for credit losses of $1.4 million for the same periods in 2011. The partial release of the allowance for credit losses in third quarter 2012 was due to the favorable impact of mortgage loan repurchases and more favorable estimates of future credit losses, particularly related to modest improvements in housing price assumptions.
Net interest income for the three and nine months ended September 30, 2012, compared to the same periods in 2011, was also favorably impacted by lower funding costs and increased yields on investments, which were partially offset by the impact of lower average balances of advances, investments, and mortgage loans held for portfolio. Net interest income for the three and nine months ended September 30, 2012, was negatively impacted by lower fee income from advance prepayments, compared to the same periods in 2011.
Including the effect of interest-rate swaps hedging certain of its available-for-sale securities, the Seattle Bank reported adjusted net interest income (a non-GAAP measure) of $39.4 million and $113.2 million for the three and nine months ended September 30, 2012, compared to $44.3 million and $114.2 million for the same periods in 2011. The decrease in adjusted net interest income for the three months ended September 30,

2012, compared to the same period in 2011, was due to the maturity of a significant portion of these available-for-sale securities during second quarter 2012.
The Seattle Bank recorded $2.0 million and $7.6 million of additional credit losses on its private-label MBS for the three and nine months ended September 30, 2012, compared to $311,000 and $88.3 million of such credit losses for the same periods in 2011. The losses in all periods were due to changes in assumptions regarding foreclosure rates, future housing prices, loss severity rates, and other economic factors, and their adverse effects on the mortgages underlying these securities.
Other non-interest income declined to $1.9 million and $30.6 million for the three and nine months ended September 30, 2012, compared to $101.6 million and $138.0 million for the same periods in 2011. The declines primarily reflect the gain on sale of mortgage loans in third quarter 2011, as well as reductions in net gains on derivatives and hedging activities, which were impacted by the effect of the interest-rate swaps hedging the bank's available-for-sale securities, and market value changes on the bank's fair value hedging transactions. Other expense increased by $2.1 million and $5.2 million for the three and nine months ended September 30, 2012, compared to the same periods in 2011, due to increased legal expenses related to the bank's private-label MBS lawsuits and additional staffing in the bank's credit and collateral management areas.
Advances outstanding declined to $9.0 billion as of September 30, 2012, from $11.3 billion as of December 31, 2011, primarily due to reduced demand for wholesale funding and maturing advances. As of September 30, 2012, demand for wholesale funding, including Federal Home Loan Bank advances, remained generally weak as many community financial institutions continued to experience high deposit levels and low loan demand.
Total assets declined to $35.6 billion as of September 30, 2012, from $40.2 billion as of December 31, 2011, due to declines in advance, investment, and mortgage loan balances.
Total capital increased to $1.5 billion as of September 30, 2012, from $1.3 billion as of December 31, 2011, primarily due to a $286.5 million improvement in the bank's accumulated other comprehensive loss (AOCL). Improvement in the bank's AOCL was primarily due to increases in the fair values of available-for-sale securities determined to be other-than-temporarily impaired.
The bank held total regulatory capital of $3.0 billion as of September 30, 2012 and December 31, 2011. As of September 30, 2012, the bank had a total regulatory capital-to-assets ratio of 8.38 percent and a regulatory leverage ratio of 12.37 percent, compared to 7.36 percent and 10.84 percent, as of December 31, 2011.
As of September 30, 2012, the Seattle Bank had a risk-based capital surplus of $1.4 billion.
Key Metrics Update
In addition to a variety of other measures, the bank tracks its progress in achieving its business goals using the following key metrics:

•
Market value of equity (MVE) to par value of capital stock (PVCS) ratio. As of September 30, 2012, the bank's MVE to PVCS ratio increased to 88.8 percent from 74.4 percent as of December 31, 2011, primarily due to increases in the fair values of available-for-sale securities determined to be other-than-temporarily impaired.

•	Retained earnings. As of September 30, 2012, retained earnings increased to $207.0 million, from $157.4 million as of December 31, 2011.

•
Return on PVCS vs. federal funds. The bank's return on PVCS for the nine months ended September 30, 2012 was 2.36 percent, compared to 3.38 percent for the same period in 2011. The 2011 return on PVCS was significantly impacted by the third quarter 2011 sale of mortgage loans. The average federal funds effective rate for the nine months ended September 30, 2012 was 0.14 percent, compared to 0.11 percent for the same period in 2011.
Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the Finance Agency, effective October 25, 2010 (collectively, with related understandings with the Finance Agency, the Consent Arrangement). The Consent Arrangement clarifies the steps the bank must take to stabilize its business, improve its capital classification, and return to normal operations, including repurchasing, redeeming, and paying dividends on its capital stock. As of September 30, 2012, the bank met all minimum financial requirements under the Consent Arrangement and, as noted above, had been reclassified by the Finance Agency as "adequately capitalized."
Unaudited Selected Financial Data ($ in thousands)

Selected Statements of Condition Data	As of September 30, 2012	As of December 31, 2011
Investments (1)	$25,321,363	$27,369,042
Advances	8,962,689	11,292,319
Mortgage loans held for portfolio, net	1,131,291	1,356,878
Total assets	35,641,095	40,184,467
Consolidated obligations, net	32,288,420	37,255,103
Total capital stock	1,578,968	1,739,677
Retained earnings	207,025	157,438
Accumulated other comprehensive loss	(324,127)	(610,612)
Total capital (2)	1,461,866	1,286,503

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Selected Statements of Income Data	2012	2011	2012	2011
Net interest income after benefit (provision) for credit losses (3)	$33,417	$33,531	$86,360	$77,917
Net other-than-temporary impairment credit loss	(1,982)	(311)	(7,575)	(88,295)
Other non-interest income (4)	1,938	101,553	30,559	137,988
Total other expense	18,087	15,958	54,247	49,067
Total assessments	1,529	7,854	5,510	7,854
Net income	13,757	110,961	49,587	70,689

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)
Excludes mandatorily redeemable capital stock, which totaled $1.2 billion and $1.1 billion as of September 30, 2012 and December 31, 2011. Mandatorily redeemable capital stock is included in regulatory capital.

(3)
Includes prepayment fees on advances, net. A benefit for credit losses of $2.4 million was recorded for the three and nine months ended September 30, 2012; a provision for credit losses of $1.4 million was recorded for the same periods in 2011.

(4)
Includes some or all of the following: gain on sale of mortgage loans, gain on sale of available-for-sale securities, gain on sale of held-to-maturity securities, gain (loss) on financial instruments held under fair value option, gain (loss) on derivatives and hedging activities, loss on early extinguishments of consolidated obligations, service fees, and other non-interest income.

Use of Non-GAAP Financial Measure: Reconciliation of Adjusted Net Interest Income to Net Interest Income
The Seattle Bank uses adjusted net interest income (a non-GAAP measure) in its internal analysis of results and the management of its business and believes that this metric may be helpful to investors in evaluating the bank's financial performance, identifying trends, and making meaningful period-to-period comparisons.
The Seattle Bank defines adjusted net interest income as net interest income determined in accordance with GAAP, adjusted for the effect of the change in fair value of interest-rate swaps hedging certain of the bank's available-for-sale securities. These investments were purchased at significant premiums and have been designated in benchmark fair value hedging relationships with interest-rate swaps that included significant up-front fees.
Although the gains recorded on the periodic valuation of the interest-rate swaps substantially offset the premium amortization on the associated available-for-sale securities and both are recorded on the statements of income, amortization of the premium is recorded in interest income and changes in fair value of the interest-rate swaps are recorded in other income (loss). We believe adjusting net interest income for the effect of the fair value adjustments on the interest-rate swaps allows for a consistent comparison of net interest income across reporting periods.
The following table presents a reconciliation of net interest income reported under GAAP to adjusted net interest income for the three and nine months ended September 30, 2012 and 2011.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
(in thousands)
GAAP net interest income after benefit (provision) for credit losses	$33,417	$33,531	$86,360	$77,917
Gain on derivatives and hedging activities on interest-rate swaps hedging certain available-for-sale securities *	5,980	10,754	26,865	36,248
Adjusted net interest income	$39,397	$44,285	$113,225	$114,165

*
Premium amortization on certain available-for-sale securities totaled $5.5 million and $26.0 million for the three and nine months ended September 30, 2012 and $12.5 million and $37.5 million for the same periods in 2011. Gains on derivatives and hedging activity are recorded in other non-interest income, while premium amortization is recorded in interest income.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Non-GAAP measures should not be considered in isolation or as a substitute for analyses of results reported under GAAP.
About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable its 338 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, as well as the U.S. territories of American Samoa and Guam, and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income to affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements as of and for the three and nine months ended September 30, 2012. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including those relating to the Consent Arrangement, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan and policy adjustments and amendments, demand for advances, shifts in demand for our products and consolidated obligations, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), changes in the bank's management and Board of Directors, interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, the cost-effectiveness of the bank's funding, changes in the bank's membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.